Exhibit 10(o)

Summary of Compensation
Arrangements with Named Executive Officers


	This exhibit sets forth certain information concerning the current compensation arrangements with our Chief Executive Officer and our other four most highly compensated officers (collectively, the "named executive officers") (determined based on fiscal 2004). We will provide additional information regarding the compensation paid to the named executive officers for the 2005 fiscal year in our proxy statement for the next annual meeting of shareholders, which is expected to be filed with the SEC in December 2005.

Compensation Committee

	The Compensation Committee of the Board of Directors determines the compensation of our named executive officers. One of the Compensation Committee's goals is to develop and maintain executive compensation programs that preserve and enhance shareholder value. Under the Compensation Committee's direction, we have developed a compensation structure designed to compensate fairly performance and contribution to the Company, to attract and retain skilled and experienced personnel, to reward superior performance and to align executive and shareholder long-term interests.

Employment Agreements

	None of the named executive officers have any written employment agreements with the Company. In addition, none of the named executive officers is entitled to any severance benefits upon any termination or change-in-control of the Company, except as provided under existing benefit plans or as otherwise provided by law.

2005 Base Salaries

	The Compensation Committee of the Board of Directors has approved the following base salaries for calendar year 2005 for the named executive officers:

                                                  Calendar Year
      Named Executive Officer	                  2005 Base Salary

      John D. Baker II, President and CEO	            $614,500
      Edward L. Baker, Chairman of the Board	      $501,481
      John D. Milton, Jr., Executive Vice President,
         Treasurer and CFO                            $440,000
      Thompson S. Baker II, Vice President	      $310,000
      George J. Hossenlopp, Vice President		$265,000

Management Incentive Compensation Plan

	The Company's Management Incentive Compensation Plan ("MIC Plan") provides officers and key employees an opportunity to earn annual cash bonuses for achieving certain specified goals and objectives. The amount of the bonus depends on the extent to which the specified goals and objectives are achieved.

	The following table sets forth, for each of the named executive officers, (i) the amount of the bonus earned under the MIC Plan for fiscal 2004, (ii) the maximum bonus (expressed as a percentage of base salary) which the named executive officer is eligible to earn for fiscal 2005, and (iii) the general criteria on which the individual goals and objectives for the named executive officer are based.

                                    Maximum 2005      MIC Basis for
Named Executive                     Award as a %    of Individual Goals
Officer            2004 MIC Bonus     Base Salary     and Objectives

John D. Baker II,     $870,995           150%        Actual Return on
President and CEO                                    Capital Employed

Edward L. Baker,      $486,875           100%        Actual Return on
Chairman of the                                      Capital Employed
Board

John D. Milton,       $416,813           100%        Actual Return on
Jr.,                                                 Capital Employed
Executive Vice
President and CFO

Thompson S. Baker     $242,250            85%        Actual Return on
II, Vice President                                   Capital Employed

George S.             $247,500            85%        Actual Return on
Hossenlopp, Vice                                     Capital Employed
President


G2G Incentive Bonus Program

	The Company, with the guidance of an independent management consultant, has developed a set of initiatives to improve the Company's performance (G2G) over fiscal years 2005 to 2007. In developing these initiatives, the Company has established certain financial and non-financial targets and objectives for the Company in fiscal years 2005 to 2007. The Company also has developed a G2G Incentive Bonus Program for achievement of these targets and objectives.

	A limited number of top management personnel, including the Named Executive Officers, will be eligible to participate in the G2G Incentive Bonus Program. Under the program, the participants will be eligible to receive (in addition to any payments that they may receive under the Management Incentive Compensation Plan) a one-time bonus of up to 100% of their base salary for fiscal year 2007 if the targeted net income level is achieved, on a cumulative basis, for fiscal years 2005 to 2007. The amount of the bonus will be prorated up to the maximum amount if the targeted net income level is not fully achieved but a minimum target level is achieved. To the extent earned, the bonuses will be paid following the 2007 fiscal year end.

Participation in Broad Based Benefit Plans

	In addition to the compensation arrangements described in this exhibit, the named executive officers participate, on the same terms as other employees, in employee benefit plans generally available to all of the Company's full time employees who meet the vesting and hours of service requirements. These benefit plans include:

*	Group Health Insurance Plan;
*	Group Life Insurance Plan;
*	Employee Stock Purchase Plan;
*	Profit Sharing and Deferred Earnings Plan; and
*	2000 Stock Plan



Management Security Plan

	We have a Management Security Plan (the "MSP Plan") for certain officers and key employees, including the named executive officers. Benefit levels have been established on the basis of base compensation as of December 31, 2002. Upon reaching normal retirement age, a participant is entitled to receive twice the amount of his annual benefit level in equal monthly payments for 12 months and thereafter, until his death, the annual benefit level in monthly payments. The MSP Plan provides that in the event a participant dies prior to this retirement his beneficiary will receive twice the amount of such participant's annual benefit level in monthly payments for a period of 12 months and thereafter the annual benefit level in monthly payments for the next 168 months or until such time as such participant would have reached age 65, whichever is later. If a participant dies after his retirement, his beneficiary, if any, will receive such participant's benefit for a period of 15 years from the date of the participant's retirement or until the death of the beneficiary, whichever occurs first. The annual retirement benefit levels in effect at September 31, 2004 for the named executive officers participating in the MSP Plan were:

            John D. Baker II                    $275,000
            Edward L. Baker                     $237,500
            Thompson S. Baker II                $132,500
            George J. Hossenlopp                $100,000

	A copy of the Management Security Plan is Exhibit 10(i)to this Quarterly Report on Form 10-Q. John D. Milton, Jr., is not eligible to participate in the MSP Plan. Accordingly, the Compensation Committee has approved the purchase of an annuity for the benefit of Mr. Milton at a premium cost equal to $50,000 multiplied by the number of years after January 1, 2004 that Mr. Milton is employed with the Company.

Medical Reimbursement Plan

	The Company maintains a Medical Reimbursement Plan for the benefit of certain officers, including the named executive officers. Under the Medical Reimbursement Plan, the Company reimburses the participants for personal medical expenses that they incur that are not covered by insurance. The Medical Reimbursement Plan is Exhibit 10(c)and (d) to this Quarterly Report on Form 10-Q.

Tax Service Reimbursement Plan

	The Company maintains a Tax Service Reimbursement Plan for the benefit of certain officers, including Edward L. Baker and John D. Baker II. Under the Tax Service Reimbursement Plan, the Company reimburses participants up to $12,000 per year for amounts paid for personal tax planning and tax return preparation services. The Tax Service Reimbursement Plan is Exhibit 10 (e)(f) and (g) to this Quarterly Report on Form 10-Q.

Company Car

	The Company provides company automobiles to a number of officers and other employees, including the named executive officers. The Company purchases and owns the automobiles and pays all expenses of operating, maintaining and insuring the automobile.

Life Insurance Bonus

	The Compensation Committee has approved the payment to Edward L. Baker and John D. Baker II of a bonus equal to the annual premium cost of a policy of life insurance on their respective lives with a death benefit of $5,400,000 for Edward L Baker and $8,000,000 for John D. Baker II. The annual premium costs for Edward L. Baker is $78,769 and for John D. Baker II is $28762.


Miscellaneous Benefits

	The Company pays certain additional benefits for certain officers, including the named executive officers. These benefits include cell phone reimbursement, reimbursement for home Internet access, payment of certain credit card annual fees, certain country club dues and lunch and dinner club dues. The total amount of such benefits is not a material portion of the compensation of any of the named executive officers.

Use of Company Aircraft

	For business-related safety and security reasons, the Company encourages Edward L. Baker and John D. Baker II to use the Company airplane for non-business as well as business travel for the Company's benefit rather than as a personal benefit or perquisite. They reimburse the Company for non-business use at a specified hourly rate which may be less than the incremental cost to the Company.

Use of Hunting Lodge

	The Company owns a parcel of property in Florida on which it operates a hunting lodge. The hunting lodge is used primarily for business entertainment or other business use. Edward L. Baker supervises the operation of the hunting lodge as part of his employment responsibilities, and the Company encourages him to use it for lodging and meals when feasible for the convenience of the Company. The named executive officers are entitled to occasional complimentary use of the lodge facilities, including lodging and food and beverage for both business entertainment and for personal use when the facility is not scheduled for other business use.






4